                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Employee Stock Option Plan and the 1998 Stock Plan and the 1999 Employee Stock Purchase Plan of rStar Corporation (formerly known as ZapMe! Corporation) of our report dated January 28, 2000, except for Note 2, as to which the date is March 27, 2001, with respect to the consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows of rSTAR Corporation for the year ended December 31, 1999, included in this Annual Report (Form 10-K) for the year ended December 31, 2001.






                                                     /s/ ERNST & YOUNG LLP

Walnut Creek, California

March 4, 2002